Exhibit 5.1

March 31, 2025

+1 617 526 6000 (t)
Cue Biopharma, Inc.	+1 617 526 5000 (f)
40 Guest Street
Boston, MA 02135	wilmerhale.com

Re: Cue Biopharma, Inc. 2016 Omnibus Incentive Plan, as amended

Inducement Stock Option Award (November 25, 2024)

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) an aggregate of 6,782,374 shares (the “Plan Shares”) of common stock, $0.001 par value per share (“Common Stock”), of Cue Biopharma, Inc., a Delaware corporation (the “Company”), issuable under the Company’s Cue Biopharma, Inc. 2016 Omnibus Incentive Plan, as amended (the “Plan”) and (ii) an aggregate of 200,000 shares (the “Inducement Award Shares” and, together with the Plan Shares, the “Shares”) of Common Stock issuable pursuant to a non-qualified stock option agreement providing for an employee inducement grant between the Company and an employee, which was entered into in connection with the commencement of such employee’s employment with the Company pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Award Agreement”).

We have examined the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the board of directors and stockholders of the Company, the Registration Statement, the Plan, the Inducement Award Agreement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan or the Inducement Award Agreement, as applicable, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plan or the Inducement Award Agreement, as applicable, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP
WILMER CUTLER PICKERING HALE AND DORR LLP